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						      EXHIBIT 12(b)


				COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
					     AND PREFERRED SHARE DIVIDENDS
				   SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES



						 Twelve
						 Months
						 Ended
						 Jun. 28,                         Year Ended
						 1997
(millions, except ratios)                        (unaudited)       1996     1995     1994     1993     1992
Fixed Charges
 Interest and amortization of debt discount
  and expense on all indebtedness                 $1,372          $1,365   $1,373   $1,279   $1,318   $1,389

 Add interest element implicit in rentals            154             121      119      114      105      165
						   1,526           1,486    1,492    1,393    1,423    1,554
 Preferred dividend factor                            18              41       89      234      209      120
 Interest capitalized                                  4               5        4        1        3       23
Total fixed charges                               $1,548          $1,532   $1,585   $1,628   $1,635   $1,697

Income (loss)
 Income (loss) from continuing operations         $1,145          $1,271   $1,025     $857     $625  ($1,812)
 Deduct undistributed net income (loss)
  of unconsolidated companies                          3               8        9       (7)       6       (4)
						   1,142           1,263    1,016      864      619  ( 1,808)
Add
 Fixed charges (excluding interest capitalized
  and preferred dividend factor)                   1,526           1,486    1,492    1,393    1,423    1,554
 Income taxes (benefit)                              858             834      703      614      329  ( 1,039)
    Income (loss) before fixed charges and
     income taxes                                 $3,526          $3,583   $3,211   $2,871   $2,371  ($1,293)

Ratio of income to combined fixed charges
 and preferred share dividends                      2.28            2.34     2.03     1.76     1.45    (A)

In 1996, all the 8.88% Preferred Shares, First Series were redeemed and therefore in 1997 the Company made no other preferred share dividend payments.


(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by
     $2,990 million.
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